June 5, 2013

Securities and Exchange Commission

100 F. Street, N.E. Washington, D.C.  20549

To Whom It May Concern:

We were previously principal accountants for the Eudora Funds, (the “Fund”), and under the date of October 22, 2012, we reported on the financial statements of the Fund as of and for the period ended October 11, 2012. On December 4, 2012, we resigned and the client-auditor relationship between the Fund and Morrison, Brown, Argiz, & Farra, LLC ceased effective December 4, 2012. We have read Item 77K of Form NSAR, dated June 5, 2013 of the Fund and we agree with the statements with respect to us.

Sincerely,

Miami, Florida

June 5, 2013

An Independent Member of Baker Tilly International

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